Exhibit 10.1

RETIREMENT AGREEMENT

January 6, 2014

Robert Pollichino

c/o MSG Holdings, L.P.

Two Penn Plaza

New York, NY 10121

Dear Bob:

As we discussed, in consideration for your signing this Agreement (the “Agreement”) and the General Release attached hereto as Exhibit A (the “General Release”), and complying with their terms, MSG Holdings, L.P. (“MSG”) has agreed to continue your employment through November 1, 2014 or such later date at MSG’s request, but in no event later than December 31, 2014 (the “Retirement Date”) and provide you with certain Retirement Benefits (as defined in Section 3 below).

This Agreement shall become automatically null and void unless one originally signed copy of this Agreement is executed by you and returned to Lawrence Burian on or prior to January 27, 2014.

The offer to receive the Retirement Benefits set forth in Section 3 below shall become automatically null and void unless the General Release is executed by you and returned to Lawrence Burian’s attention at the close of business on the Retirement Date, and is not revoked by you within the seven-day Revocation Period described in this Agreement and the General Release.

You acknowledge and agree that the Retirement Benefits being provided to you herein (as well as continued employment and compensation through the Retirement Date) are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration. Now, therefore, you and MSG agree as follows:

1.	Continued Employment through the Retirement Date

(a) Continued Employment. MSG will continue your employment through the Retirement Date under the terms of your existing employment agreement, dated August 21, 2012 (“Employment Agreement”), although you will not be eligible to receive any new long-term incentive plan (“LTIP”) awards after the date hereof. Notwithstanding the foregoing, MSG may remove your existing title and role as Chief Financial Officer at any time on or after July 1, 2014, without such change triggering the “Good Reason” provision contained in the Employment Agreement.

(b) Termination. If MSG terminates your employment prior to the Retirement Date for “Cause” (as defined in the Employment Agreement), you will not be entitled to the Retirement Benefits set forth in Section 3 below.

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

2.	Retirement from Employment/Effect on Benefits

(a) Retirement from Employment. The Employment Agreement (and your employment) will be terminated as of the Retirement Date. As of that date, you will cease to accrue credit toward vacation, pension vesting or any other benefits.

(b) Return of Company Property. As of your last day of employment, except as the Company may otherwise determine at that time, you shall return to MSG all of the Company’s property, including, without limitation, Confidential and Proprietary Information (as defined in Section 5(b) below), office keys, Company identification cards, access, press and other passes, and all documents, files, equipment, computers, printers, cell phones, monitors, telephones, BlackBerry or similar devices, fax machines, credit cards, computer software, diskettes and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”). You agree that: (i) other than for Company business, you have not and will not utilize the Company Property or make or retain any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) after the Retirement Date (except as necessary in connection with any future consulting services you may provide to the Company at the Company’s request) you will not access, utilize or affect in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein.

(c) Health Coverage. Your Company-sponsored medical, dental and vision coverage, if any, will cease as of the last day of the month in which the Retirement Date occurs. You are eligible to participate in the Company’s retiree health plan in connection with your retirement from employment with the Company, subject to your making the necessary elections required to effectuate such coverage (and subject to the terms and conditions of the plan). Alternatively, you may be eligible to obtain continuation coverage for a period of time pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis. Information about retirement benefits and/or COBRA benefits will be provided to you on or around the Retirement Date.

(d) Life, Disability and AD&D Insurance. Your Company-sponsored life, long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage will cease as of the Retirement Date. There is a thirty-one- (31-) day grace period after the Retirement Date during which you may convert your Company-sponsored life insurance and supplemental AD&D coverage to a private policy. You may continue to receive such coverage by completing the applicable notice of conversion privilege form (if requested by you) and complying with the applicable requirements. This form will be sent to you under separate cover after the Retirement Date.

(e) Bonus. Consistent with your Employment Agreement, you will remain eligible to receive a bonus under the MSG Management Performance Incentive Plan (“MPIP”) for the fiscal year ended June 30, 2014, should you remain employed by the Company through the date on which such bonuses are paid to employees generally. Such bonus will be based on your current target bonus, the Company’s performance, your business unit performance and your individual performance rating.

(f) Retirement Plans. Any vested benefits that you may have accrued under the MSG Holdings, L.P. 401(k) Savings Plan; the MSG Holdings, L.P. Excess 401(k) Savings Plan; the MSG Holdings, L.P. Cash Balance Pension Plan (including any benefit accrued under the Madison Square Garden, L.P. Retirement Plan, which was merged into such plan); the MSG Holdings, L.P. Excess Cash Balance Pension Plan; the MSG Holdings, L.P. Excess Retirement Plan; or any other Company-sponsored benefit plan (the “Plans”) will be payable after the Retirement Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. Pursuant to the terms and conditions of the Plans, you will forfeit all benefits that are not vested as of the Retirement Date. You may obtain additional copies of the summary plan descriptions from the Corporate Benefits Department.

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(g) Outstanding Awards. Except as indicated in Section 3 below, as of the Retirement Date all then outstanding awards previously granted to you under the MSG 2010 Employee Stock Plan or the MSG 2010 Cash Incentive Plan, collectively referred to herein as “Awards”, will be treated in accordance with their terms, including the forfeiture of any portion of such Awards that are unvested as of the Retirement Date.

(h) Outstanding Options. For purposes of all of your outstanding options on stock of The Madison Square Garden Company, Cablevision Systems Corporation and AMC Networks Inc., your separation from service shall be deemed a “Retirement” and , accordingly, you shall have until the tenth anniversary of the applicable option’s grant date to exercise such option.

(i) Garden of Dreams. Effective as of the Retirement Date, you will no longer serve on the Board of Directors of the Garden of Dreams Foundation (and you agree to provide a letter to the Garden of Dreams to that effect).

(j) Vacation. You will be paid for any accrued and unused vacation day pay to which you may have been entitled under Company policies through the Retirement Date as soon as reasonably practicable after the Retirement Date.

(k) Unemployment. Nothing in this Agreement will affect your eligibility for unemployment benefits in accordance with applicable law.

3.	Retirement Benefits

If you: (i) remain employed by MSG through the Retirement Date, (ii) have complied with all of the terms, conditions and obligations applicable to you under this Agreement, (iii) return one originally signed copy of the General Release to Lawrence Burian’s attention at the close of business on the Retirement Date, and (iv) do not revoke the General Release during the seven- (7-) day revocation period following your execution of it (the “General Release Effective Date”), then:

(a) Bonus. You will remain eligible to receive an MPIP bonus with respect to your performance during the fiscal year ending June 30, 2015, despite your no longer being employed by MSG on the date on which any such bonus would typically be paid. Such bonus will be prorated to reflect the actual base salary earned by you between July 1, 2014 and the Retirement Date, and will be paid to you in a lump sum, cash payment, subject to legally required withholding taxes and deductions, promptly upon the Effective Date of the General Release. Such bonus will be based on your target bonus as of the Retirement Date (without adjustment for Company performance, your business unit performance or your individual performance).

(b) Performance Awards. Reference is made to those certain Performance Awards granted to you effective as of September 10, 2012 (the “2012 Performance Award”), and effective as of September 17, 2013 (the “2013 Performance Award”). Notwithstanding the terms of the 2012 Performance Award Agreement and 2013 Performance Award Agreement, you will remain eligible after the Retirement Date to receive a pro rata payment under each such Award as follows: (i) 30/36 of the 2012 Performance Award; and (ii) 18/36 of the 2013 Performance Award. All other terms and conditions of the Performance Awards will remain in effect. Accordingly, except as otherwise provided in the Awards, payment of any amount under each such Award will remain subject to the extent to which the Company achieves or exceeds the relevant performance objectives. Any such amounts will be paid to you only if, when and to the extent the Company generally makes payments to its employees who received such Performance Awards.

(c) Restricted Stock Units. Notwithstanding the terms of those certain Restricted Stock Units Agreements granted to you effective as of September 10, 2012 (the “2012 RSU Award”) and September 17, 2013 (the “2013 RSU Award”) under the 2010 MSG Employee Stock Plan, you will vest in a pro rata portion of such restricted stock units if, when and to the extent that other similarly situated employees vest in such Awards as follows: (i) 28/36 of the 2012 RSU Award; and (ii) 16/36 of the 2013 RSU Award.

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(d) Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits due to you hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement or the General Release.

(e) No Other Retirement Benefits. For purposes of this Agreement, the benefits set forth in this Section 3 shall be referred to as the “Retirement Benefits.” The payments/benefits under this “Retirement Benefits” provision represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 4(a) below).

(f) Taxes and Withholdings. All payments (or share deliveries) to be made to you pursuant to the terms of this Agreement and the General Release shall be made subject to all applicable taxes and withholdings.

4.	Release

(a) You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge MSG and Cablevision Systems Corporation, together with its and their direct and indirect parent corporations, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by MSG or the Company, or the termination of your employment by your retirement. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, the Sarbanes-Oxley Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

(b) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right that may arise after the execution of this Agreement; or (ii) any claim or right you may have under this Agreement.

(c) You further agree that has or should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

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(d) You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.

5.	Confidentiality

(a) Agreement. Except as set forth in Section 7, you hereby agree to keep the existence and terms of this Agreement and the General Release confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process. You agree not to issue any press release or public statement or otherwise disclose any matter arising in connection with this Agreement or the General Release (other than as provided for herein), unless so issued or disclosed with the prior written consent of the Company.

(b) Confidential and Proprietary Information. You hereby represent, warrant and agree that: (i) during the course of your employment, you have had access and will have access to Confidential and Proprietary Information (as defined below), (ii) you have not taken, nor shall you take at any time, including after the Retirement Date, any Confidential and Proprietary Information, and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Releasees’ (including, but not limited to, the Company’s sports teams, players, coaches, consultants or agents) standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, fan, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Releasees’ businesses; plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees’ (to the extent applicable) employees, fans, guests, players, coaches, agents, teams or rights, compensation (including, but not limited to, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Releasees, and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior, during or subsequent to your employment by MSG or the Company.

6.	Additional Understandings

(a) Non-Disparagement. You represent, warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that are intended to or do damage to the good will of, or the business or personal reputations of, any of the Releasees.

(b) Physical and Intellectual Property. You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation

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during the course of your employment by MSG or the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you. You further agree not to utilize any Materials or other Company intellectual property (including, without limitation, any Company name, copyright, trademark, tradename, know-how, or patent) in violation of the Company’s rights thereunder, in a manner that violates your other obligations hereunder, or in a manner that would reasonably be confused as your having a continued association with the Company.

(c) Publications. You agree for yourself and others acting on your behalf, that you (and they) shall not, at any time, participate in any way in the writing or scripting (including, without limitation, any “as told to” publications) of any book, article, periodical, periodical story, movie, play, other written or theatrical work, or video that (i) relates to your services to MSG or any of its affiliates or (ii) otherwise refers to the Company or its respective businesses, activities, directors, officers, employees or representatives, without the prior written consent of the Company. You hereby acknowledge that no such consent has been provided.

7.	Exception for Disclosure Pursuant to Law

Nothing in this Agreement or the General Release shall prohibit or restrict you from: (i) making any disclosure of information required or expressly protected by law, including providing truthful testimony if required to do so by court order or legal process; or (ii) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers.

8.	Further Cooperation

If, after the Retirement Date, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Retirement Date, or in any litigation or administrative proceedings or appeals (including any preparation therefor) where the Company believes that your personal knowledge, attendance and participation could be necessary. Such cooperation shall be ongoing and shall include, but not be limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s request. The Company agrees to provide you with reasonable notice where practicable in connection with any cooperation it requires in accordance with this Section 8 and will take reasonable steps to schedule your cooperation in any such matters so that it will not materially interfere with your other commitments. The Company further agrees to pay your pre-approved, reasonable out-of-pocket expenses in connection with providing such cooperation, subject to your providing any supporting documentation and/or receipts requested by the Company. Nothing contained in this Section 8 shall limit your and/or the Company’s rights and obligations under the separate consulting agreement being entered into by you and the Company.

9.	Restrictive Covenants

(a) Non-Compete. You hereby acknowledge and agree that due to your positions with the Company and your knowledge of the Company’s Confidential and Proprietary Information (as that term is defined in Section 5(b) above), your employment by or affiliation with certain entities would be detrimental to the Company. You further hereby acknowledge and agree that the services rendered by you for the Company are special and unique and that a part of the consideration set forth in this Agreement is in exchange for your promises set forth in this Section 9. You hereby represent, warrant and agree that you have not and will not for a period of one (1) year from the Retirement Date, directly or indirectly represent, become employed by, assist, consult to, advise in any manner or have any material interest in any Competitive Entity. A “Competitive Entity” shall mean any person, entity or business, or affiliate thereof, that competes with any of the Company’s businesses, including, without limitation, any arena, stadium, professional sports team, sports league, concert

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venue, concert promoter, theatrical producer, regional sports network, national music or other television network, or similar or related business within the United States or within any other country in which the Company has any competing business or from which such business, person or entity competes with any of the Company’s domestic businesses. Ownership of not more than one percent (1%) of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision. Service on a Board of Directors of a company that does not have any interest, directly or indirectly, in the operation of any arena, stadium, professional sports team, sports league, concert venue, or regional sports network in the New York metropolitan area shall not, by itself, constitute a violation of this provision.

(b) Non-Solicitation/No-Hire. You agree that for one (1) year after the Retirement Date, you shall not: (i) solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, consultant or vendor of the Company to cease or reduce working for and/or doing business with the Company; or (ii) hire, directly or indirectly, any employee of the Company. This restriction does not apply to the hiring or recruiting of any employee, consultant or vendor after one (1) year has elapsed after the date on which such person’s relationship with the Company was terminated.

You acknowledge that the Restrictive Covenants contained in this Section 9 are reasonable and necessary for the Company’s legitimate protection of its business interests.

10.	Right to Counsel/Voluntary Waiver

The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 4(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.

11.	Revocation

(a) Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you sign it. This Agreement will not be binding or enforceable until that seven- (7-) day period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Lawrence Burian no later than 5:00 p.m. on the seventh (7th) day after you signed this Agreement. A letter of revocation that is not received by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.

(b) Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 11, the eighth (8th) day after the date on which you sign the Agreement shall be the “Effective Date” of the Agreement.

12.	Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation

(a) This Agreement and the General Release shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.

(b) You hereby irrevocably submit to the jurisdiction of the New York Supreme Court located in Manhattan and the United States District Court for the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the General Release, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

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(c) You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement or the General Release, your employment by MSG or the Company, and/or the termination of your employment, including but not limited to any federal or state statutory or common law claims, including but not limited to any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.

(d) You agree that the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

13.	Additional Provisions

(a) Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 5, 6, 8 or 9 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.

(b) Withholdings. The Company may withhold from any payment (or share delivery) due hereunder any taxes that are required to be withheld under any law, rule or regulation.

(c) Non-Admission of Liability. The parties agree and acknowledge that the agreement by MSG described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.

(d) Entire Agreement. This Agreement and the General Release set forth the entire agreement of the parties concerning their subject matter, and supersede any and all prior agreements, discussions, understandings, promises and expectations, except for the Employment Agreement which shall remain in effect as provided for and amended by Section 1(a) above, and the terms of the separate consulting agreement being entered into by you and the Company. This Agreement and the General Release may be modified only by a written instrument signed by you and by MSG.

(e) Successors and Assigns. The provisions of this Agreement and the General Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement or the General Release without the express written consent of MSG.

(f) Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement or the General Release, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement and the General Release, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if either Section 4(a) above or Section 3 of the General Release is held illegal, invalid or unenforceable, MSG shall be released from any obligations under Sections 1 and 3 above.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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14.	Section 409A

The parties agree that the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) to the extent applicable, and this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The parties agree that to the extent you provide services to the Company following the Retirement Date, the parties do not reasonably anticipate that the level of services provided will be more than 20% of the average level of services you have previously provided for the Company, consistent with the requirements of Code Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Each payment under this Agreement shall be treated as a separate payment under Section 409A of the Internal Revenue Code of 1986, as amended.

15.	Acknowledgments and Waivers Including Express Waiver Under the ADEA

By signing below, you certify and acknowledge as follows:

(a) That you have read the terms of this Agreement and the General Release, and that you understand their terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by MSG or the Company, or the termination of your employment by your retirement, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;

(b) That you have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;

(c) That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;

(d) That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;

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(e) That MSG has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;

(f) That if you choose to execute this Agreement before the expiration of the twenty-one- (21-) day period, you do so freely, voluntarily and with full knowledge of your rights; and

(g) That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 11(a) above, and it shall not become effective until the expiration of such seven- (7-) day revocation period.

We wish you success in your future undertakings.

Sincerely,

/s/ Hank J. Ratner
Hank J. Ratner
President & Chief Executive Officer

Accepted and Agreed to:

/s/ Robert Pollichino
Robert Pollichino

Date:	1/6/2014

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EXHIBIT A

GENERAL RELEASE

Robert Pollichino hereby agrees as follows:

1. I signed a Retirement Agreement (the “Agreement”) with MSG Holdings, L.P. (“MSG”) dated January 6, 2014, a copy of which is attached hereto and made a part hereof.

2. As stated in the Agreement, I am required to execute this General Release in order to be eligible to receive the Retirement Benefits set forth in Section 3 of the Agreement. I understand that this General Release shall not be construed to supersede the Agreement, that the Agreement remains in full force and effect, and that I am obligated to continue to comply with the terms, conditions and obligations of the Agreement.

3. In consideration for the Retirement Benefits set forth in Section 3 of the Agreement, I, on behalf of myself, my heirs, executors, administrators and/or assigns, do hereby release and discharge MSG and Cablevision Systems Corporation, together with its and their direct and indirect parent corporations, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which I, or any of my heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time to the date of this General Release, including, without limitation, any and all claims arising out of or relating to my employment by MSG or the Company, or the termination of my employment by my retirement. Without limiting the generality of the foregoing, this General Release also includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, the Sarbanes-Oxley Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

4. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by me of: (i) any claim or right that may arise after the execution of this General Release; or (ii) any claim or right I may have under this General Release.

5. I further agree that has or should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding against any of the Releasees involving any matter occurring at any time in the past, I am not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

6. I affirm that I have reported to the Company in writing any work-related physical or mental injury, illness or impairment which I may have experienced.

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091	Page 11

7. By signing below, I certify and acknowledge as follows:

(a) I have read the terms of this General Release, and I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to my employment by MSG or the Company, or the termination of my employment by my retirement, up and through the date of my execution of this General Release, including any and all claims relating to age discrimination under the ADEA;

(b) I have signed this General Release voluntarily and knowingly in exchange for consideration which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;

(c) I have been and are hereby advised in writing to consult with an attorney prior to signing this General Release, and that I have been given an adequate opportunity to do so;

(d) I do not waive rights or claims that may arise after the date this General Release is executed;

(e) That MSG has provided me with a period of at least twenty-one (21) days within which to consider this General Release, and that I have signed on the date indicated below after concluding that this General Release is satisfactory to me;

(f) That if I choose to execute this General Release before the expiration of the twenty-one- (21-) day period, I do so freely, voluntarily and with full knowledge of my rights; and

(g) That this General Release may be revoked by me within seven (7) calendar days after I execute it, on the same terms as provided in Section 11(a) of the Agreement, and it shall not become effective until the expiration of such seven- (7-) day revocation period.

Accepted and Agreed to:

Robert Pollichino

Date:

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091	Page 12